Telestone Technologies Corporation
Announces Record Fourth-Quarter and
Full-Year 2010 Results

Press Release Source: Telestone Technologies Corporation On Monday March 28, 2011, 5:39 pm EDT

BEIJING, March 28, 2011 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation (Nasdaq:TSTC - News) ("Telestone" or the "Company"), a leading developer and provider of telecommunications local access networks in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Highlights

▪	Revenue increased 84.5% year-over-year to $60.8 million

▪	WFDS™ contributed $12.8 million, or approximately 21.1% of revenues

▪	Gross profit increased 126.9% year-over-year to $26.9 million, with gross margin of 44.3%

▪	Operating income rose 149.5% year-over-year to $16.0 million

▪	Operating margin increased to 26.3% from 19.5%

▪	GAAP net income increased 137.9% year-over-year to $12.3 million, or $1.10 per diluted share

▪	Non-GAAP income increased 184.8% year-over year to $14.8 million, or $1.33 per diluted share

▪	Raised $18.9 million in net proceeds through a public offering of 1,675,000 shares of the common stock, at a price of $12 per share, in November 2010

Full-Year 2010 Highlights

▪	Revenue increased 83.2% to $131.7 million

▪	WFDS™ contributed $30.2 million, or 22.9% of total revenues

▪	Gross profit increased 93.2% to $58.9 million with gross margin of 44.7%

▪	Operating income increased 98.0% to $31.2 million

▪	GAAP net income increased 99.0% to $25.0 million, or $2.33 per diluted share

▪	Non-GAAP net income increased 140.0% to $30.1 million, or $2.82 per diluted share

"We are pleased to report record fourth-quarter as well as full-year 2010 results with remarkable revenue and earnings per share growth," said Mr. Daqing Han, Chairman and Chief Executive Officer of Telestone. "During the course of 2010, our Wireless Fiber-Optic Distribution System (WFDS™) technology based system has received much market recognition and made a significant contribution to our Telestone's growth. The Houston hospital WFDS™ project also represented an important milestone for our international market-expansion strategy. With the recent award of the Beijing-Shanghai high speed railway project, we feel confident that our WFDS™ platform will remain a major element of Telestone's growth strategy," he continued.

"In addition, Telestone successfully expanded its footprint in the domestic market in 2010 with the opening of four new regional branches. We are also developing a new facility in Hebei province for manufacturing, R&D and training, which will improve our profitability even further and help us continue to develop innovative, industry-leading products," continued Mr. Han.

Fourth Quarter 2010 Results

Revenue for the fourth quarter of 2010 increased 84.5% to $60.8 million compared to $33.0 million for the same period last year. Revenue from sales of equipment increased 309.8% to $35.5 million, as compared to $8.7 million for the three months ended December 31, 2009. Sales from professional services increased slightly from $24.3 million to $25.3 million in the fourth quarter of 2010.

Gross profit for the quarter ended December 31, 2010 increased 126.9% to $26.9 million compared to $11.9 million a year ago. The gross margin increased by 8.3% to 44.3% compared to 36.0% in the same period last year. The significant gross margin increase was primarily due to higher sales of higher margin WFDS™ products in the quarter.

Operating expenses were $10.9 million, or 17.9% of total revenue, up 100.4% from $5.4 million, or 16.5% of total revenue, in the same period last year. The increase in SG&A expenses was mainly attributable to higher general and administrative expense, which includes $2.5 million of stock compensation expense.

Operating income was $16.0 million, up 149.5% from $6.4 million in the fourth quarter of 2009.

GAAP net income was $12.3 million, up 137.9% from $5.2 million in the same period last year. Basic and diluted earnings per share for the fourth quarter of 2010 were $1.10 compared to $0.50 for the same period a year ago. Non-GAAP net income, which excludes $2.5 million of non-cash stock compensation expense, was $14.8 million, up 184.8% from the year-ago period. Non-GAAP earnings per share was $1.33.

Full Year 2010 Results

Total revenue for fiscal year ended December 31, 2010, was $131.7 million, up 83.2%, from $71.9 million in 2009. Revenue generated from China Mobile, China Telecom, and China Unicom accounted for 99% of our total revenue in 2010, as compared to 98.3% for the fiscal year 2009. In 2010, WFDS™ sales amounted to $30.2 million, or 23.0% of revenues. Gross profit was $58.9 million, up 93.1%, from gross profit of $30.5 million last year. Gross margin was 44.7%, an increase of 230 basis points from 42.4% for the same period a year ago. The increase in gross margin was due to higher sales of higher-margin WFDS™ products. Operating income was $31.2 million, up 97.5% from $15.8 million in 2009. Net income was $25.0 million, up 100% from $12.5 million in fiscal year 2009. Basic and diluted earnings per share were $2.33 compared to $1.21 in fiscal year 2009. Non-GAAP net income for the year ended December 31, 2010 was $30.1 million, up 140.0% from the prior year. Non-GAAP EPS was $2.82.

Financial Condition

As of December 31, 2010, Telestone had $31.0 million in cash and cash equivalents, compared to $11.2 million at the end of 2009. Accounts receivable were $192.5 million at the end of 2010, compared to $89.0 million at the end of 2009. Days' sales outstanding (DSOs) for the 12 months ended December 31, 2010 was 385 days, slightly higher than 378 days in 12 months ended December 31, 2009. Inventory was $3.1 million on December 31, 2010, compared to $4.4 million on December 31, 2009. Working capital was $109.6 million at the end of December 31, 2010, versus $60.8 million at the end of 2009. The current ratio at December 31, 2010 was 1.9-to-1 compared to 2.2-to-1 at December 31, 2009. The Company had $9.8 million in short-term debt as well as $40.7 million in accounts payable as of December 31, 2010. Also, as of December 31, 2010, shareholders' equity totaled $116.9 million compared to $65.1 million at the end of 2009.

In 2010, cash flow used in operating activities was $0.3 million, as compared to cash flow generated from operating activities of $0.9 million in 2009.

Recent Developments

▪
In January 2011, Telestone was awarded a WFDS™ contract by China Beijing-Shanghai High Speed Rail Shareholding Corporation Limited to install a WFDS™-enabled Unified Access Network (UAN) solution and the corresponding proprietary equipment in connection with the upcoming Beijing-Shanghai high-speed railway. The $10 million contract is scheduled for delivery by June 30, 2011.

▪
In February 2011, Mr. Daqing Han, the Company's Chairman and Chief Executive Officer, adopted a Rule 10b5-1 plan under which he can purchase up to $5 million worth of the Company's shares of common stock.

Business Outlook

"As a leading integrated equipment and engineering services supplier for 2G, 3G, and potentially, 4G-based systems in China, we maintain our positive view of the need to integrate telecom, TV and radio broadcasting and internet access networks during the next several years. Based on the rapid growth of our commercialized WFDS™ technology and applications in 2010, Telestone believes that the WFDS™ based solutions will receive even greater acceptance by China's telecom carriers in the future. We are on track to gradually deploy more customized WFDS™-focused products and network designs, which include WFDS™-UOINS (Unified Office Information Network System), WFDS™-UPCMS (Unified Premises Control & Management System), and WFDS™-UPINS (Unified Premises Information Network System), during the next two years.

"In 2011, we expect over 40% of revenues from the sales of WFDS™ products. We are also committed to significantly increase our sales to international customers in 2011. Our goal is to continue expanding our business in the U.S., and take advantage of other commercial opportunities in Europe, Southeast Asia, Africa, and Middle East. Our primary goal is to continue to expand our business and provide an attractive return for our shareholders," concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures. These adjusted financial measures, which are used as measures of the Company's performance, should be considered in addition to, not as a substitute for, measures of the Company's financial performance prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"). The Company's adjusted financial measures may be defined differently than similar terms used by other companies. Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company's adjusted measures to the nearest GAAP measures are set forth in the section below titled "Reconciliation of GAAP to Non-GAAP Results." These adjusted measures include adjusted operating expenses, adjusted income from operations, adjusted net income, and adjusted diluted net income per share.

The Company's management uses adjusted financial measures to gain an understanding of the Company's comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. The Company's adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets. Adjusted financial measures are used by the Company's management in their financial and operating decision-making, because management believes they reflect the Company's ongoing business in a manner that allows meaningful period-to-period comparisons. The Company's management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company's current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company's current financial results with the Company's past financial results.

The Company's management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company's core operating results and business outlook.

The adjusted financial measures have limitations. They do not include all items of income and expense that affect the Company's operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company. Management compensates for these limitations by also considering the Company's financial results as determined in accordance with GAAP.

Conference Call Information

The Company will host a conference call at 8:00 a.m. Eastern Daylight Time on Tuesday, March 29, 2011, to discuss its fourth quarter and full year 2010 results. Mr. Daqing Han, Chairman and Chief Executive Officer, Ms. Xiaoli Yu, Chief Financial Officer, and Ms. Yue Zhai, Secretary of the Board, will host the call.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 860-2442. International callers should dial + 1 (412) 858-4600.

This call is also being webcast and can be accessed by clicking on this link: http://www.visualwebcaster.com/event.asp?id=77609

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS™(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation Consolidated Statements of Operations and Other Comprehensive Income

	Quarter Ended		Year Ended
	December 31,		December 31,
US$'000	2010	2009	2010	2009
Operating revenues:
Net sales of equipment	35,482	8,658	65,160	30,162
Service income	25,318	24,304	66,492	41,717
Total operating revenues	60,800	32,962	131,652	71,879
Cost of operating revenues:
Cost of net sales	19,785	5,959	36,494	19,697
Cost of service	14,109	15,147	36,274	21,705
Total cost of operating revenues	33,894	21,106	72,768	41,402
Gross income	26,906	11,856	58,884	30,477
Operating expenses:
Sales and marketing	4,230	4,572	15,579	10,607
General and administrative	5,131	-504	9,661	1,999
Research and development	1,421	1,301	2,052	1,768
Depreciation and amortization	123	73	350	326
Total operating expenses	10,905	5,442	27,642	14,700
Operating income	16,001	6,414	31,242	15,777

Interest expense	-379	-120	-761	-290
Other expenses income, net	-348	33	463	405
Income before income taxes	15,274	6,327	30,944	15,892

Income taxes	-2,961	-1,151	-5,989	-3,354
Net income	12,313	5,176	24,955	12,538

Other comprehensive income
Foreign currency translation adjustment	2,755	5	2,755	109
Comprehensive income	15,068	5,181	27,710	12,647
Earnings per share:
Weighted average number of common stock outstanding
Basic	11,142	10,405	10,692	10,405
Dilutive effect of warrants	7,838	--	11,022	-
Diluted	11,150	10,405	10,703	10,405
Net income per share of common stock
Basic	1.11	0.50	2.33	1.21
Diluted	1.10	0.50	2.33	1.21

Telestone Technologies Corporation Consolidated Balance Sheets

	As of December 31,
US$'000	2010	2009
Current assets:
Cash and cash equivalents	31,020	11,233
Accounts receivable, net of allowance	192,487	89,005
Due from related parties	2,018	1,963
Inventories, net of allowance	3,123	4,442
Prepayment	1,748	1,223
Other current assets	1,630	4,574
Total current assets	232,026	112,440

Goodwill	3,119	3,119
Property, plant and equipment, net	1,565	1,181
Lease prepayments, net	2,528	-
	7,212	4,300
Total assets	239,238	116,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans	9,846	5,850
Accounts payable – Trade	40,685	15,678
Customer deposits for sales of equipment	2,089	1,582
Due to related parties	3,977	4,947
Income tax payable	13,760	7,132
Accrued expenses and other accrued liabilities	52,031	16,473
Total current liabilities	122,388	51,662

Commitments and contingencies
Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock and paid-in-capital, US$0.001 par value:
Authorized - 100,000,000 shares as of December 31, 2010 and 2009
Issued and outstanding – 12,233,264 and 10,404,550 shares as of December 31, 2010 and 2009	12	11
Additional paid-in capital	43,050	18,989
Dedicated reserves	5,115	4,807
Other comprehensive income	8,437	5,682
Retained earnings	60,236	35,589
Total stockholders' equity	116,850	65,078
Total liabilities and stockholders' equity	239,238	116,740

Telestone Technologies Corporation Consolidated Statements of Cash Flows

	Years ended December 31,
US$'000	2010	2009
Cash flows from operating activities
Net income	24,955	12,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350	326
Allowance for doubtful accounts	1,689	408
Allowance for inventories	-	436
Stock-based compensation	5,180	-
Loss on disposal of property, plant and equipment, net	1	-
Changes in assets and liabilities:
Accounts receivable	-101,996	-27,123
Inventories	1,477	2,978
Due from related parties	-	-133
Prepayment	-482	1,128
Other current assets	3,204	-3,213
Accounts payable	24,448	3,866
Due to related parties	-1,099	3,264
Customer deposits for sales of equipment	451	840
Income tax payable	6,374	310
Accrued expenses and other accrued liabilities	35,196	5,240
Net cash (used in) provided by operating activities	-252	865

Cash flows from investing activities
Purchase of property, plant and equipment	-654	-414
Additions of long-term land lease prepayments	-2,580	-
Proceeds from disposal of property, plant and equipment	4	-
Net cash used in investing activities	-3,230	-414

Cash flows from financing activities
Issuance of common stock, net of issue costs	18,882	-
Proceeds from short-term bank loans	9,846	5,850
Repayment of short-term bank loans	-5,850	-2,953
Net cash provided by financing activities	22,878	2,897

Net increase in cash and cash equivalents	19,396	3,348

Cash and cash equivalents, beginning of year	11,233	7,866
Effect on exchange rate changes	391	19
Cash and cash equivalents, end of year	31,020	11,233

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation Reconciliation of GAAP to Non-GAAP Results

(USD 000)	Three Months ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Income	$12,313	$5,194	$24,955	$12,556
Add back: Stock-based compensation	2,328	--	5,180	--
Non-GAAP Net Income	14,641	5,194	30,195	12,556
Non-GAAP Diluted EPS	1.31	0.50	2.33	1.21

Company Contacts: Telestone Technologies Corporation Ms. Yue Zhai, Secretary of the Board Phone: +86-10-6860 8335 x1105 E-mail: zhaiyue@telestone.com
Investor Relations Contact: CCG Investor Relations
Ms. Julia Yuan, Investor Relations Associate Phone: +86-10-6860-8335 x1115 E-mail: yuanqi@telestone.com	Mr. John Harmon, CFA, Sr. Account Manager Phone: +86-10-6561-6886 x807 (Beijing) E-mail: john.harmon@ccgir.com